Exhibit 99.1

Infinera Corporation Announces Proposed $100 Million Offering of Convertible Senior Notes Due 2018

Sunnyvale, CA – May 22, 2013 – Infinera (NASDAQ: INFN) today announced its intention to offer, subject to market conditions and other factors, $100 million aggregate principal amount of convertible senior notes due 2018 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Infinera also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $15 million aggregate principal amount of the notes to cover overallotments.

The notes will be unsecured, unsubordinated obligations of Infinera, and interest will be payable semi-annually. Prior to December 1, 2017, the notes will be convertible at the option of the noteholders only upon the occurrence of specified events; thereafter until maturity the notes will be convertible at the option of the noteholders at any time. Upon conversion, the notes will be settled in cash, shares of Infinera’s common stock or any combination thereof at Infinera’s option. Final terms of the notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Infinera and the initial purchasers of the notes.

Infinera expects to use the net proceeds of the offering for general corporate purposes, including working capital and potential strategic projects.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of Infinera’s common stock issuable upon conversion of the notes have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such a registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

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Contacts:

Infinera Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Infinera Investors: Jenifer Kirtland Tel. +1 (408) 543-8139 jkirtland@infinera.com